Liberty Energy Inc. Announces First Quarter 2024 Financial and Operational Results
April 17, 2024
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today first quarter 2024 financial and operational results.
Summary Results and Highlights
•Revenue of $1.1 billion, flat sequentially
•Net income1 of $82 million, or $0.48 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA2 of $245 million, a 3% decrease sequentially
•Delivered 32% TTM Adjusted Pre-Tax Return on Capital Employed (“ROCE”)3
•Distributed $42 million to shareholders through share repurchases and cash dividends
•Repurchased and retired 0.9% of shares outstanding during the first quarter, and a cumulative 12.5% of shares outstanding since reinstatement of the repurchase program in July 2022
•Record TTM safety performance and operational efficiency
•Released 2024 Bettering Human Lives report, highlighting the critical need to advance energy systems and Liberty’s leadership role in energy technology advancement.
“As we enter the fourth year of what appears to be a durable cycle for North American oil and gas production, consolidation across the energy industry is pushing larger companies to seek technical solutions and expertise to drive value creation. Liberty’s strong first quarter results demonstrate the continued benefits of leading the industry in technology innovation, service quality and investment in talent. Over the last year, the operations teams delivered our highest combined safety performance and average daily pumping efficiency in Liberty’s history,” commented Chris Wright, Chief Executive Officer. “Our 32% Adjusted Pre-Tax Return on Capital Employed for the twelve months ended March 31, 2024, represents a continuance of our history of strong returns. I’m proud of the continued outstanding results our team achieved during a period marked by softening industry activity trends.”
“We are in a generational shift towards low emissions, capital efficient natural gas fueled technologies. Our comprehensive solution from critical power generation to the CNG fuel supply supports our digiFleet deployments and uniquely serves our customers in their development of oil and gas resources,” continued Mr. Wright. “Furthermore, a growing demand for power from AI-driven data centers and reshoring of industrial and manufacturing activity require reliable sources of energy, which we believe will be best served by domestic natural gas. Liberty Power Innovations (LPI) is well-positioned to benefit from these wider opportunities beyond the oilfield.”
“We are focused on generating strong returns and free cash flow. We are pairing investment in profitable growth initiatives that increase our competitive advantage with a robust return of capital program,” continued Mr. Wright. “Since July 2022, we have now distributed $417 million to shareholders through the retirement of 12.5% of shares outstanding and quarterly cash dividends.”
1    Net income attributable to controlling and non-controlling interests.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
3    Adjusted Pre-Tax Return on Capital Employed (“ROCE”) is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.

Outlook
Frac industry dynamics remain constructive, as relatively steady demand in recent months has focused service companies on disciplined pricing and quality of service. Superior performance and reliability drive higher returns for both E&P operators and service companies alike. Liberty’s continual focus on technical innovation in equipment technology and software automation augments our industry leading service offerings while lowering the total delivered cost to the customer, reinforcing our position as the supplier of choice.
Global oil and gas commodity prices have diverged and moved materially in recent months. Yet these changes have not materially impacted demand for North American frac services. Oil prices have rallied since early in the year, owing to an improved global economic outlook, ongoing OPEC+ voluntary production cuts, and rising geopolitical tensions. Natural gas prices have conversely declined considerably since last fall, primarily owing to strong production and mild winter weather driving high natural gas inventories. Natural gas prices are likely to strengthen in the future with increasing LNG exports and surging domestic power demand in the years ahead. Global energy demand continues to march higher, supporting a strong North American oil and gas industry in future years.
“Our focus is profitable growth through disciplined investment in talent, technology, and equipment that leads the industry in efficiency and emissions. We are confident that our strategic investment in digiFleets and power and fuel supply through LPI better positions us to deliver superior returns over cycles. We are also excited by our latest partnerships in the Australian Beetaloo shale gas basin, which exemplify our continued efforts toward growing reliable energy sources worldwide,” commented Mr. Wright.
“In the second quarter, we expect low double-digit sequential growth in revenue on stable pricing and increased efficiency and corresponding improvement in profitability. We continue to expect strong cash flow generation in 2024, supporting our technology transition investments and industry-leading return of capital program,” continued Mr. Wright.
Share Repurchase Program
On January 23, 2024, the Board increased Liberty’s existing share repurchase authorization announced July 25, 2022 to $750 million, a $250 million increase from the previously authorized and upsized amount. The Board also extended the authorization through July 31, 2026.
During the quarter ended March 31, 2024, Liberty repurchased and retired 1,480,084 shares of Class A common stock at an average of $20.36 per share, representing 0.9% of shares outstanding, for approximately $30 million. Liberty has cumulatively repurchased and retired 12.5% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $392 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.
Cash Dividend
During the quarter ended March 31, 2024, Liberty paid a quarterly cash dividend of $0.07 per share of Class A common stock, or approximately $12 million in aggregate to shareholders.
On April 16, 2024, the Board declared a cash dividend of $0.07 per share of Class A common stock, to be paid on June 20, 2024 to holders of record as of June 6, 2024.

Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
First Quarter Results
For the first quarter of 2024, revenue was $1.1 billion, a decrease of 15% from $1.3 billion in the first quarter of 2023 and approximately flat from $1.1 billion in the fourth quarter of 2023.
Net income1 (after taxes) totaled $82 million for the first quarter of 2024 compared to $163 million in the first quarter of 2023 and $92 million in the fourth quarter of 2023.
Adjusted EBITDA2 of $245 million for the first quarter of 2024 decreased 26% from $330 million in the first quarter of 2023 and decreased 3% from $253 million in the fourth quarter of 2023. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted earnings per share of $0.48 for the first quarter of 2024 compared to $0.90 for the first quarter of 2023 and $0.54 for the fourth quarter of 2023.
Balance Sheet and Liquidity
As of March 31, 2024, Liberty had cash on hand of $24 million, a decrease from fourth quarter levels, and total debt of $166 million, drawn on the secured asset-based revolving credit facility (“ABL Facility”). Total liquidity, including availability under the credit facility, was $315 million as of March 31, 2024.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, April 18, 2024. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers, (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 3209553. The replay will be available until April 25, 2024.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, costs of asset acquisitions, gain or loss on the disposal of assets, bad debt reserves, transaction, severance, and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, the gain on investments, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.
We define ROCE as the ratio of pre-tax net income (adding back income tax and tax receivable agreement impacts) for the three months ended March 31, 2024 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of March 31, 2024 and March 31, 2023. ROCE is presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on February 9, 2024 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer

Anjali Voria, CFA
Director of Investor Relations

303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,073,125	$1,074,958	$1,262,077
Costs of services, excluding depreciation, depletion, and amortization shown separately	782,680	777,251	888,416
General and administrative	52,986	55,296	53,036
Transaction, severance, and other costs	—	249	617
Depreciation, depletion, and amortization	123,186	118,421	94,401
(Gain) loss on disposal of assets	(1,160)	(13)	487
Total operating expenses	957,692	951,204	1,036,957
Operating income	115,433	123,754	225,120
Gain on remeasurement of liability under tax receivable agreements	—	(1,817)	—
Interest expense, net	7,063	6,364	7,891
Net income before taxes	108,370	119,207	217,229
Income tax expense	26,478	26,824	54,483
Net income	81,892	92,383	162,746
Less: Net income attributable to non-controlling interests	—	—	91
Net income attributable to Liberty Energy Inc. stockholders	$81,892	$92,383	$162,655
Net income attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.49	$0.55	$0.92
Diluted	$0.48	$0.54	$0.90
Weighted average common shares outstanding:
Basic	166,325	168,016	176,569
Diluted	171,441	172,661	181,088

Other Financial and Operational Data
Capital expenditures (1)	$141,993	$133,610	$129,654
Adjusted EBITDA (2)	$244,786	$252,507	$329,885

(1)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(2)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$23,788	$36,784
Accounts receivable and unbilled revenue	649,208	587,470
Inventories	210,060	205,865
Prepaids and other current assets	94,952	124,135
Total current assets	978,008	954,254
Property and equipment, net	1,694,232	1,645,368
Operating and finance lease right-of-use assets	284,440	274,959
Other assets	140,939	158,976
Total assets	$3,097,619	$3,033,557
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$588,337	$572,029
Current portion of operating and finance lease liabilities	74,028	67,395
Total current liabilities	662,365	639,424
Long-term debt	166,000	140,000
Long-term operating and finance lease liabilities	207,403	197,914
Deferred tax liability	102,340	102,340
Payable pursuant to tax receivable agreements	75,027	112,471
Total liabilities	1,213,135	1,192,149

Stockholders’ equity:
Common stock	1,652	1,666
Additional paid in capital	1,070,383	1,093,498
Retained earnings	822,256	752,328
Accumulated other comprehensive loss	(9,807)	(6,084)
Total stockholders’ equity	1,884,484	1,841,408
Total liabilities and equity	$3,097,619	$3,033,557

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income	$81,892	$92,383	$162,746
Depreciation, depletion, and amortization	123,186	118,421	94,401
Interest expense, net	7,063	6,364	7,891
Income tax expense	26,478	26,824	54,483
EBITDA	$238,619	$243,992	$319,521
Stock-based compensation expense	7,327	9,288	7,178
Fleet start-up costs	—	—	2,082
Transaction, severance, and other costs	—	249	617
(Gain) loss on disposal of assets	(1,160)	(13)	487
Provision for credit losses	—	808	—
Gain on remeasurement of liability under tax receivable agreements	—	(1,817)	—
Adjusted EBITDA	$244,786	$252,507	$329,885

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	March 31,
	2024	2023
Net income	$475,554
Add back: Income tax expense	150,477
Add back: Gain on remeasurement of liability under tax receivable agreements (1)	(1,817)
Adjusted Pre-tax net income	$624,214
Capital Employed
Total debt	$166,000	$210,000
Total equity	1,884,484	1,590,119
Total Capital Employed	$2,050,484	$1,800,119

Average Capital Employed (2)	$1,925,302
Adjusted Pre-Tax Return on Capital Employed (3)	32%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of the release of the valuation allowance on the Company’s deferred tax assets and should be excluded in the determination of pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of March 31, 2024 and 2023.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended March 31, 2024 to Average Capital Employed.